UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand St.
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (340) 692-1055
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

As previously disclosed by Altisource Residential Corporation (the “Company”) in its quarterly report on Form 10-Q for the three months ended June 30, 2015, the Circuit Court for Baltimore City, Maryland (the “Court”) has granted preliminary approval of the Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Stipulation”) in connection with the proposed settlement (the “Settlement”) of the stockholder derivative action filed with the Court under the caption The Police Retirement System of Saint Louis v. Erbey, et al., 24-C-15-000223. The defendants in the case are William C. Erbey and each of the members of the Company’s Board of Directors, Altisource Residential, L.P. (“Residential L.P.”) and Altisource Asset Management Corporation (“AAMC”).

The Settlement is subject to final approval of the Court and requires the Company to provide notice to stockholders of the terms of the Settlement and other matters. One form of notice required by the Court’s Order of Preliminary Approval and For Notice and Scheduling, which was entered on August 3, 2015, is for the Company to file this current report on Form 8-K with the attached Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, Settlement Hearing and Right to Appear (“Long-Form Notice”). The Long-Form Notice is attached as Exhibit 99.1 hereto. The Long-Form Notice contains important information regarding the rights of stockholders with respect to the Settlement. The foregoing description is qualified in its entirety by reference to the complete text of the Long-Form Notice, which is attached as Exhibit 99.1 hereto, and the Settlement Stipulation, which is available for review on the Company’s investor relations website.

The Court has set a hearing date on final approval of the Settlement for November 9, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, Settlement Hearing and Right to Appear

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Altisource Residential Corporation

By:     /s/ Stephen H. Gray
Name: Stephen H. Gray
Title: General Counsel and Secretary

Dated:     August 13, 2015